DISPOSITION ADVISORY AGREEMENT

This DISPOSITION ADVISORY AGREEMENT is made and entered into as of the              day of             , 2004, by and between Apple Six Realty Group, Inc., a Virginia corporation (hereinafter referred to as “Agent”), and Spirit of America Management Corporation, a New York corporation (hereinafter referred to as “Advisor”).

WITNESSETH:

WHEREAS Apple REIT Six, Inc. (the “REIT”) plans to conduct business as a “real estate investment trust,” and, in connection therewith, plans to, from time to time, acquire and dispose of real property, including particularly hotels, residential apartment communities and other income-producing real estate in selected metropolitan areas of the United States (hereinafter referred to collectively as the “Properties”);

WHEREAS Agent has entered into a Property Acquisition/Disposition Agreement (the “Property Acquisition/Disposition Agreement,” a copy of which is attached hereto as Exhibit A) with the REIT, pursuant to which Agent has agreed to perform all services necessary to effectuate purchases and sales of the REIT’s Properties customarily provided by commercial real estate brokers; and

WHEREAS Agent intends to utilize the research, valuation and advisory services of the Advisor to assist Agent in fulfilling some of its duties and obligations under the Property Acquisition/Disposition Agreement with the REIT, in connection with the possible future disposition of the REIT’s Properties; and

WHEREAS Agent and Advisor desire to enter into this Agreement for the purposes herein contained.

Now, THEREFORE, in consideration of the promises herein contained, and for other valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1. Engagement of Advisor. Agent hereby engages Advisor to assist Agent in connection with any future disposition of the REIT’s Properties, upon the conditions and for the term and compensation herein set forth.

2. Term of Agreement; Renewal. This Agreement shall be valid for an initial term of five (5) years ending             , 2009. This Agreement shall renew automatically and under identical successive terms upon the renewal of the Property Acquisition/Disposition Agreement.

3. Acceptance of Engagement. Advisor agrees to provide the following services during the term of this Agreement:

a. To advise and render reports to Agent concerning proposals and alternatives for the disposition of the REIT’s Properties;

b. To conduct research and analysis concerning the value and marketability of the REIT and render advice and reports to Agent concerning same.

c. To analyze and evaluate offers received by the REIT or Agent, on behalf of the REIT, from potential buyers and render advice and reports to Agent concerning same.

d. Generally to provide other assistance and advice to Agent in connection with the disposition of the REIT’s Properties as may be requested by Agent from time to time.

4. Compensation of Advisor.

a. In consideration of Advisor performing the services provided for in this Agreement in connection with the disposition of the REIT’s Properties during the term of this Agreement, Agent shall pay to Advisor a fee in an amount equal to one half (1/2) of the fee that Agent is paid under the Property Acquisition/Disposition Agreement in connection with the disposition of all of the REIT’s Properties. The fee payable to the Advisor hereunder will be payable only if there is the disposition of all of the REIT’s Properties and only if and to the extent there remain disposition proceeds after the payment in full of the aggregate liquidation payments due to all of the REIT’s Series A preferred shareholders and Series B convertible preferred holders according to the rights and preferences of their respective classes of stock, and, in connection with the disposition of all of the REIT’s Properties in liquidation, dissolution or winding up of the REIT, only if and to the extent the aggregate sales price exceeds the sum of the REIT’s aggregate cost basis in its properties (consisting of the aggregate original purchase prices plus any and all capitalized costs and expenditures connected with the properties), without any reduction for depreciation, plus ten percent (10%) of the REIT’s aggregate cost basis in its properties. As used in this Agreement, the “disposition of all of the REIT’s Properties” shall mean a transfer to an unrelated third party of all of the REIT’s assets, stock or business through merger, exchange, consolidation, sale or otherwise.

b. In the event the disposition of all of the REIT’s Properties occurs and settles within ninety (90) days after the expiration of this Agreement to a person or persons with whom Agent on behalf of REIT has negotiated as a prospective purchaser or buyer of the REIT during the term of this Agreement, Advisor shall be deemed to have earned the compensation described above, and such compensation shall be due and payable to Advisor pursuant to the terms of this Agreement, provided that Advisor has substantially performed all of the duties and obligations required under this Agreement up to the expiration of this Agreement.

5. Relationship of Parties. The parties agree and acknowledge that Advisor is and shall operate as an independent contractor in performing its duties under this Agreement, and shall not be deemed an employee or agent of Agent.

6. Assignment. Advisor may not assign, in whole or in part, this Agreement or any of its rights and obligations hereunder, or enter into any subcontracts regarding the same, without the prior written consent of Agent, which may be withheld in Agent’s sole and absolute discretion.

7. Entire Agreement. This Agreement represents the entire understanding between the parties hereto with regard to the transactions described herein and may only be amended by a written instrument signed by the party against whom enforcement is sought.

8. Governing Law. This Agreement shall be construed in accordance with and be governed by the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AGENT:

APPLE SIX REALTY GROUP, INC., a Virginia corporation

By:

Title:

ADVISOR:

SPIRIT OF AMERICA MANAGEMENT CORPORATION a New York corporation

By:

Title: